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                                                                    EXHIBIT D-15

                BEFORE THE MINNESOTA PUBLIC UTILITIES COMMISSION

                Gregory Scott                              Chair
                Edward A. Garvey                    Commissioner
                Marshall Johnson                    Commissioner
                LeRoy Koppendrayer                  Commissioner
                Phyllis A. Reha                     Commissioner

In the Matter of a Petition by                ISSUE DATE: April 1, 2002
Minnegasco, a Division of
Reliant Energy Resources Corp.,               DOCKET NO. G-008/PA-01-1694
for Approval of Various Aspects
of a Corporate Restructuring                  ORDER APPROVING ASSET TRANSFER
                                              WITH CONDITIONS

                               PROCEDURAL HISTORY

On November 13, 2001, Reliant Energy Minnegasco (REM or Minnegasco), a division of Reliant Energy Resources Corp.(1) filed its petition for approval, under Minn. Stat. Section 216B.50, of various aspects of a corporate restructuring. Specifically, it requested that the Commission approve the transfer of Minnegasco assets from Reliant Energy Resources Corporation to a new corporation, CenterPoint Energy Minnegasco, Inc. (CenterPoint Energy Minnegasco).

The purpose of the restructuring is to meet Texas electric restructuring law requiring the separation of generation, transmission/distribution, and retail activities in preparation for full retail competition in the electric industry in Texas. Upon completion of the restructuring, Minnegasco will be a distinct corporate entity. CenterPoint Energy Minnegasco, which will be held by Utility Holding LLC.(2) Utility Holding LLC in turn will be held by CenterPoint Energy, Inc. (CenterPoint Energy).

On January 14, 2002, the Department of Commerce (DOC) filed its comments recommending approval of the proposed corporate restructuring with certain reporting requirements.

On January 14, 2002, the Office of the Attorney General's Residential and Small Business Utilities Division (OAG-RUD) filed comments recommending that the Commission only approve REI's proposed restructuring upon condition that REI and any holding company that

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     (1) Reliant Energy Resources Corp. is a subsidiary of Reliant Energy Inc.
Reliant Energy Inc. is a Texas holding Company, exempt from registration under PUHCA.

     (2) Utility Holdings LLC was formed as a look-through entity for tax purposes only.


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follows it will be subject to the continuing jurisdiction of the Commission and the regulatory requirements of Minnesota law. The OAG-RUD also urged the Commission to recommend that the Securities and Exchange Commission (SEC) not find CenterPoint Energy an exempt holding company under the Public Utilities Holding Company Act (PUHCA).

On January 29, 2002, Reliant Energy Minnegasco and the DOC each submitted reply comments.

This matter came before the Commission on February 28, 2002.


                            FINDINGS AND CONCLUSIONS

1.   SUMMARY OF RELIANT ENERGY MINNEGASCO'S CORPORATE RESTRUCTURING PROPOSAL

REM has requested Commission approval for the transfer of Minnegasco assets from Reliant Energy Resources Corporation to CenterPoint Energy Minnegasco, a newly incorporated Delaware corporation. The transfer is the end result of a series of transactions designed to restructure Reliant Energy, Inc. to satisfy Texas law and to maintain an exemption under PUHCA.

Prior to the proposed reorganization, Minnegasco was a division of Reliant Energy Resources Corp. At the completion of the three stage reorganization Minnegasco will be a separate corporate entity (CenterPoint Energy Minnegasco) and will be a subsidiary of Utility Holding LLC which will be wholly owned by CenterPoint Energy.

Prior to the proposed reorganization, Reliant Energy Inc. (the parent company of Reliant Energy Resources Corp.) was an exempt company under PUHCA. CenterPoint Energy, the ultimate parent company after the restructuring, is also seeking to operate as an exempt company under PUHCA.

II.  POSITIONS OF THE PARTIES

     A.   DOC

The DOC recommended that the Commission approve the transfer of Minnegasco's assets to a new separate corporation owned by CenterPoint Energy, with the following conditions:

     o within 90 days of completion of the transfer of Minnegasco's assets, the Company should file the assets and liabilities transferred to the new corporation;

     o the Company should report any significant corporate cost allocation changes made after restructuring;



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     o the Company should file proposed gas service quality standards similar to those required of Northern States Power Company, d/b/a Xcel Energy in merger Docket No. E, G0002/PA-99-1031 within 30 days of the transfer of Minnegasco's assets and should begin using these mechanisms on a going forward basis to gauge customer service quality;

     o the Company should report annually on its performance under the service quality standards(3); and

     o the Company should record the costs of the restructuring
       "below-the-line" in Account 426.5 as incurred, and none should be recovered in Minnegasco's current or future rates.

The DOC also concluded that the Commission's authority over Minnegasco will not be affected by the restructuring proposal, the proposed restructuring will not significantly affect Minnegasco's capital structure or cost of capital, and with the DOC's recommendations, above, the restructuring should have little or no material effect on Minnegasco's costs or rates or quality of service.

     B. OAG-RUD

The OAG-RUD recommended that the Commission condition its approval of the proposed merger on the Commission continuing to have jurisdiction over CenterPoint Energy and Utility Holdings LLC. Further, due to a concern with potential abuses connected with the proposed restructuring, the OAG recommended that the Commission advise the SEC that CenterPoint Energy should not be treated as an exempt holding company under PUHCA.

The RUD-OAG argued that the restructuring involves a complex scheme of holding companies and that it was necessary to maintain SEC oversight of such public utility holding companies. It argued that under PUHCA, among other things, a holding company must file for SEC approval before purchasing securities or property from another company or making inter-affiliate loans. The SEC review is aimed at preventing abuses in transactions between a holding company and a utility subsidiary that can result in higher prices for services for the subsidiary or defrauding investors. The OAG argued that it was not in the best interest of the ratepayers to have SEC scrutiny of these and other activities removed.

     C. RELIANT ENERGY MINNEGASCO

Minnegasco stated that the proposed restructuring would have no effect on the Commission's jurisdiction over Minnegasco. It will provide a clearly defined corporate entity, CenterPoint

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     (3) The report should be compiled on a calendar year basis with the first filing due on the first February 15 following the closing of the transfer of assets to CenterPoint Energy Minnegasco, and annually thereafter.





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Energy Minnegasco, that will provide utility service in Minnesota. The restructuring will be transparent to both the Commission and Minnegasco's customers and

     o will not result in any material change in Minnegasco's policies or operations;

     o will not affect Minnegasco's continued ability to provide safe and reliable natural gas service;

     o  will not result in an increase in rates to customers; and

     o will not impose any merger-related or restructuring-related costs on ratepayers through rates.

Minnegasco argued that the status of Minnegasco's ultimate parent will not change as a result of the restructuring. Reliant Energy, Incorporated is exempt under PUHCA now and CenterPoint Energy will be exempt after the reorganization. The Commission has been successful regulating Minnegasco under its current structure and there is nothing to indicate that the Commission will not continue to be successful in regulating Minnegasco after the restructuring.

Finally, Minnegasco stated it accepted all four conditions set out by the DOC, above.

III. COMMISSION ACTION

It is the Commission's belief that it is consistent with the public interest to approve the transfer of Minnegasco's assets from Reliant Energy Resources Corporation to CenterPoint Energy Minnegasco and the Commission will do so. The Commission will require Minnegasco to meet the conditions set forth by the DOC which will, among other things, provide useful information for regulatory purposes.

The Commission sees a clear regulatory advantage to having a separate corporate entity serving the ratepayers of Minnesota rather than a division of another entity, as is the current situation. The Commission further agrees with the DOC that its authority over Minnegasco will not be affected by the restructuring, that the restructuring will not significantly affect Minnegasco's capital structure or cost of capital, and that the restructuring should have little or no material effect on Minnegasco's costs or rates or quality of service.

The Commission, in recognition of some of the concerns raised by the OAG, will require that the Commission have access to the books and records of the parent company as well as require the parent company to supply the Commission with all SEC filings, as agreed to by Minnegasco. However, the Commission will not make any recommendation to the SEC regarding the Company's PUHCA exemption. The Commission is confident that it will be able to continue adequate regulation after the restructuring, as it has done prior to such restructuring.


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                                     ORDER

1. Approve the proposed transfer of Minnegasco assets from Reliant Energy Resources Corporation to CenterPoint Energy Minnegasco, Inc. with the following conditions:

          o the Company shall comply with the reporting requirements identified by the DOC and set forth in section II A, above;

          o the Commission shall have access to the books and records of the parent company;

          o the parent company shall supply to the Commission all filings made with the SEC.

2. This Order shall become effective immediately.

                                               BY ORDER OF THE COMMISSION

                                               /s/ BURL W. HAAR

                                               Burl W. Haar
                                               Executive Secretary


(SEAL)


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